Exhibit 99.3

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		bkorb@troutgroup.com
650-934-5200		646-378-2923

	Media Relations:	GolinHarris
Susan Brophy
sbrophy@golinharris.com
312-729-4359

WEIGHT LOSS AND EFFECTS ON DIABETES WITH QNEXA TREATMENT RESULTS PRESENTED AT THE WORLD DIABETES CONGRESS

Qnexa Treatment in Obese Diabetic Patients Resulted in Excess Weight Loss of 33%

MOUNTAIN VIEW, Calif., Wednesday, December 7, 2011 — VIVUS, Inc. (NASDAQ: VVUS) announced that an oral presentation was given at the International Diabetes Federation’s World Diabetes Congress, in Dubai, United Arab Emirates today.  The presentation highlighted excess weight loss, improvement of glycemic parameters in diabetic patients with a BMI>35 and effects on diabetes status. This is the first World Diabetes Congress to be organized in the Middle East and North Africa Region - a region that is enormously affected by diabetes. The International Diabetes Federation (IDF) is an umbrella organization of over 200 national diabetes associations in over 160 countries.

The presentation, given by Nancy JV Bohannon, MD, FACP, FACE from the St Luke’s Hospital, San Francisco, CA, USA, reported on a subset of patients within the CONQUER study who had diabetes and a BMI>35. Within this patient population (n= 147), excess weight loss, defined as the weight loss required to achieve a healthy BMI of 25,  was 33% with QNEXA as compared to 7.4% for the placebo group after 56 weeks of treatment (LS mean p<0.0001 compared to placebo).  Excess weight loss is typically reported in patients who have undergone weight loss surgery. Weight loss was highly correlated to improvements in glycemic parameters including fasting glucose (p<0.0001), fasting insulin (p=0.0024) and hemoglobin A1c (p<0.0001). Normalization of glucose levels and withdrawal of all antidiabetic medications occurred in 15% of patients treated with full dose QNEXA as compared to 2% with placebo (p=0.0287). The safety profile in this subpopulation, based on reported adverse events, is consistent with that seen in the whole study population.  The most common adverse events seen were constipation, upper respiratory infection, and tingling.

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040   Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

Dr. Bohannon stated that “multiple options are needed to address the parallel epidemics of diabetes and obesity, and that QNEXA could be a potential non-surgical approach to both treat obesity and improve glycemic control in obese diabetic patients.”

Full slide presentation is available at www.vivus.com.

About QNEXA

QNEXA [kyoo-nek-suh] is an investigational drug candidate being developed to address weight loss, type 2 diabetes and obstructive sleep apnea. QNEXA is a once-a-day, proprietary, oral, controlled-release formulation of low-dose phentermine and topiramate, which is designed to decrease appetite and increase satiety (the sense of feeling full), the two main mechanisms that impact eating behavior. In phase 2 and 3 clinical data to date, patients taking QNEXA have demonstrated statistically significant weight loss, glycemic control, and improvement in cardiovascular risk factors, when used in combination with a diet and lifestyle modification program.

About VIVUS

 VIVUS is a biopharmaceutical company developing therapies to address obesity, sleep apnea, diabetes and male sexual health.  The company’s lead investigational product in clinical development, Qnexa, has completed phase 3 clinical trials for the treatment of obesity and is currently being considered for approval by US and EU regulators.  VIVUS received a Complete Response Letter, or CRL, to the initial Qnexa NDA on October 28, 2010.  We resubmitted the Qnexa NDA in October 2011, with an FDA action date of April 17, 2012.  Qnexa is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea.  In the area of sexual health, VIVUS has submitted an NDA for avanafil, a PDE5 inhibitor being studied for the treatment of erectile dysfunction, with an FDA action date of April 29, 2012.  For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” predict,” “opportunity” and “should,” among others.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, the response from the United States Food and Drug Administration, or FDA, to our resubmission of the New Drug Application, or NDA, for Qnexa for the treatment of obesity, including weight loss and maintenance of weight loss, recommended for obese patients (BMI >30 kg/m2), or overweight patients (BMI >27 kg/m2) with weight-related co-morbidities such as hypertension, type 2 diabetes, dyslipidemia, or central adiposity (abdominal obesity), with a contraindication that excludes the use of Qnexa by women of child-bearing potential; the timing and results of the retrospective observational study of fetal outcomes in infants born to mothers exposed to topiramate during pregnancy; the reliability of the electronic medical claims healthcare databases used in the FORTRESS study; the FDA’s interpretation of and agreement with the information VIVUS submitted relating to teratogenicity and cardiovascular safety; the FDA’s interpretation of the data from our SEQUEL study (OB-305) and Sleep Apnea study (OB-204); that we may be required to conduct additional prospective studies or retrospective observational studies or to provide further analysis of clinical trial data; our response to questions and requests for additional information including additional pre-clinical or clinical studies from the European Medicines Agency, or EMA, and the Committee for Medicinal Products for Human Use, or CHMP, of the Marketing Authorization Application, or MAA, for Qnexa; the results of external studies to assess the teratogenic risk of topiramate; results of the REMS or cardiovascular outcomes for obesity advisory meetings; the outcome of the second advisory committee meeting for Qnexa; the impact, if any, of the agreement by one of our competitors with an obesity compound to conduct or complete a cardiovascular outcomes study pre-approval; impact on future sales based on specific indication and contraindications contained in the label and extent of the REMS, distribution and patient access program; the FDA’s response to the NDA filed for avanafil; our ability to successfully commercialize or establish a marketing partnership for avanafil or our partner’s ability to obtain regulatory approval to manufacture and adequately supply avanafil for commercial use; our history of losses and variable quarterly results; substantial competition; risks related to the failure to protect our intellectual property and litigation in which we may become involved; uncertainties of government or third party payer reimbursement; our reliance on sole source suppliers; our limited sales and marketing efforts and our reliance on third parties; failure to continue to develop innovative investigational drug candidates and drugs; risks related to the failure to obtain FDA or foreign authority clearances or approvals and noncompliance with FDA regulations; our ability to demonstrate through clinical testing the safety and effectiveness of our investigational drug candidates; our dependence on the performance of our collaborative partners; the timing of initiation and completion of clinical trials and submissions to the FDA or foreign authorities; the volatility and liquidity of the financial markets; our liquidity and capital resources; and our expected future revenues, operations and expenditures.  As with any pharmaceutical in development, there are significant risks in the development, the regulatory approval, and commercialization of new products. There are no guarantees that our response to the FDA’s CRL or CHMP’s 120-day questions, the FDA’s requests stemming from the end-of-review meeting or the results of the retrospective observational study of fetal outcomes in infants born to mothers exposed to topiramate during pregnancy and subsequent meetings and communications will be sufficient to satisfy the FDA or CHMP’s safety concerns, that the FDA or foreign authorities will not require us to conduct any additional prospective studies or retrospective observational studies, or that any product will receive regulatory approval for any indication or prove to be commercially successful.  VIVUS does not undertake an obligation to update or revise any forward-looking statements.  Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ending December 31, 2010, and periodic reports filed with the Securities and Exchange Commission.

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